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                                                                     Exhibit 10w

                                 U S WEST, Inc.
                             7800 East Orchard Road
                           Englewood, Colorado  80111
                                  303 793-6482

Richard D. McCormick
President and Chief Executive Officer



                                                                    May 11, 1992




Mr. Charles P. Russ
745 Oakwood Ave.
Dayton, OH  45419

Dear Charlie:

        I am pleased to formally offer you employment at U S WEST, Inc. in the capacity of Executive Vice President, General Counsel and Secretary based in our Corporate Headquarters in Englewood, Colorado. The purpose of this letter is to cover the essential elements of our relationship. The U S WEST Board of Directors has authorized me to select and appoint you as Executive Vice President, General Counsel and Secretary. Your formal election will occur at the next meeting of the Board to be held in August. Assuming your acceptance, we look forward to you joining us no later than July 1.

        As compensation for the services you will be performing, you will receive an annual salary of $350,000 paid on a bi-monthly basis. You will be eligible for salary review in twelve to eighteen months from your employment date.

        In addition, you will participate in the U S WEST Inc. Short-Term Incentive Plan and be eligible for a target annual bonus of 40% of your base salary. That plan has a range of 0% to 100%. For 1992, we will guarantee a payment to you of $140,000 under that plan.
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        In consideration of the forfeiture of your contract as a result of leaving your present employer and as an incentive to be employed by U S WEST, we will pay you upon employment a lump sum of $1,449,000. In the event you voluntarily resign from U S WEST before December 31, 1996, you agree to repay U S WEST on a pro rata basis the portion of this amount in relationship to the remaining period of time from your resignation until December 31, 1996. The foregoing repayment obligation shall not apply in the event you voluntarily resign following a Change of Control as defined in the Change of Control Plan referred to later in this letter or, absent a Change of Control, and during the period ending December 31, 1996, you voluntarily resign as a result of a change in your "position and duties" or "compensation" or "for good reason" as such terms are defined and described in the Change of Control Plan except under circumstances in which all the members of U S WEST's senior management group are similarly and proportionately affected (e.g., salary freeze or reduction affecting all such group members). In addition, the foregoing repayment obligation shall not apply in the event of your death or disability (such term as used in this letter being always defined as it is in Section 5(a)(i) only of the Change of Control Plan).

        We will grant you 20,000 shares of U S WEST stock options upon your employment and a minimum of 15,000 per year for four years thereafter (typically in November or December) commencing in and including 1992. Such options are non-qualified ten year grants with cliff vesting after three years. You will, however, be immediately vested for each grant in the event of termination, retirement, death or disability with three years to exercise those vested shares.

        Upon employment you will be granted 45,000 performance shares as a participant in the U S WEST Long-Term Incentive Plan. That plan will operate through 1996 and earn out on an annual basis as a result of total shareowner return results and is paid annually in restricted stock of U S WEST, Inc. You will commence participation upon your employment and be eligible for an earn out for 1992 on a pro rata basis from your date of employment.

        Also upon employment U S WEST will pay you a lump sum of $110,000 as replacement value for any difference between the total cash compensation (base, bonus and long-term incentive) that you would have otherwise earned had you stayed at NCR for
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1992 and your actual total cash compensation for base and short-term bonus payments at U S WEST in 1992 as well as any vested and exercisable stock options at NCR that you are forfeiting.

        You will be eligible to participate in the U S WEST Deferred Compensation Plan whereby you can defer up to 50% of your base salary (to retirement) starting January 1, 1993. Any deferred portion earns interest at a rate of Treasury bills plus 2% (currently 9.3%). Any difference between the maximum qualified 401K company match ($8,728 in 1992) and 6% of your base salary will also be matched at .833 if you participate in this plan.

        You will be a participant in the U S WEST, Inc. Change of Control Plan and will have an individual agreement to that effect.

        Should U S WEST terminate your employment from your date of hire through December 31, 1996, you will be paid an amount equal to two times your base salary ("Severance"). In the event the Change of Control takes effect, you will receive the greater of (1) the severance payment under the Change of Control Plan or (2) Severance.

        You will be eligible to participate in the U S WEST Management Pension Plan (requires five-year vesting) and in the U S WEST Executive Non-Qualified Pension Plan after one year of service with the company. In addition, you will receive a supplemental retirement benefit as follows:

- -       For each year of service that you complete with U S WEST, you will receive, on a non-qualified basis, a $14,000 benefit accrual - up to a maximum of seven years of service. This benefit is to equal the difference in value between the NCR SERP that commences payment at age 50 and the value of what the NCR SERP would have been (had you stayed employed with NCR) for each additional year of service that you work for U S WEST after age 50, up to age 55.

- -       This benefit becomes payable on the earlier of your separation of service from U S WEST or your retirement.

- -       You will have the option of receiving this benefit in either a lump sum or in equal annual installments until age 65, whereupon payments to you from the qualified and non-
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        qualified plans equaling that amount will commence.  The lump sum option represents the present value of this supplemental benefit. You will be required to elect one of these two options within ninety days of acceptance of employment with U S WEST.

- -       In the event of your death prior to receipt of this benefit, the value of the benefit at the time of death will be paid to your estate.

        The benefits that you accrue in the U S WEST Management Pension Plan and in the U S WEST Executive Non-Qualified Pension Plan after age 55 will be vested. The accruals under these two plans after age 55 will be in addition to the $14,000 annual benefit accrual up to age 55 discussed above.

        You will be provided annual financial counseling reimbursement in an amount up to $10,000 for 1993 and 1994 (grossed up). Thereafter you will be eligible for $2,000 per year.

        U S WEST, Inc. will also reimburse (on a tax grossed-up basis), membership initiation fees for a gold club. Monthly country club dues, luncheon club dues, and associated business expenses will also be reimbursed by the Company.

        As we have discussed, you will be entitled to five weeks of annual vacation.

        You will be eligible to participate in our relocation plan which will reimburse you for certain reasonable costs incurred by you in relocating to Denver. The relocation benefits include: guaranteed purchase of the home you sell if you so desire, interim living expenses, house hunting trips, in transit moving expenses for you and your family, the moving of your household goods, certain home purchase costs, financing options and certain miscellaneous allowances. During this period, U S WEST, Inc. will also reimburse your expenses for trips home at your election. Spouse and child trips to Denver will be reimbursed on the same basis. Because of the complexity of relocation, we have asked Pat Vigil at (303) 292-0638, who leads our relocation group, to work directly with you and your family. Of course, Tom Bouchard will be available to assist. Other reasonable business

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expenses will be reimbursed in accordance with the Company's established expense reimbursement policies.

        Finally, you will be eligible to participate in all of the established benefit programs regularly maintained by the Company. At the present time, these include:

- -       Medical, dental and vision coverage which provides four options of coverage at your choice paid for by the Company (no employee contribution at this time other than plan deductibles and co-pays).

- -       Life insurance in an amount equivalent to your base salary and bonus at Company expense, with an opportunity to purchase additional split dollar coverage of up to four times your base salary at a shared expense.

- -       401(k) savings plan with matching Company contributions of .833 up to
        6% pre-tax of base salary.

        In all cases, you will be entitled to receive all benefits of employment applicable generally to all employees of the Company at the same level of responsibility which you have. These benefits will be pursuant to the specific provisions of such plans and programs.

        You will report directly to me in my capacity as Chairman and Chief Executive Officer. We expect that you will devote substantially all of your time to your job duties on behalf and comply with all corporate policies and decisions relating to business matters. Some of these policies are set out in the Company's "Code of Business Ethics" which you will be expected to sign. Among other things, this Code precludes you from directly or indirectly engaging in any competitive business. In addition, Company policy requires that you may not disclose to any third person any information concerning the business or affairs of the Company which you may acquire in the course of your employment. This applies both during and after your employment. This letter does not bind either party to any specific period of employment. Our relationship will be at-will. While we assume that the business will continue to grow and prosper, and our relationship will be good, nothing is guaranteed for all time. Thus, just as you may terminate your relationship with us at any time and without cause, we reserve the same right.
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        We understand that under your severance letter agreement with NCR (the
"Severance Agreement") and the NCR Senior Executive Retirement, Death and Disability Plan (the "Retirement Plan"), for a period of one year following the voluntary termination of your employment with NCR you are prohibited from becoming an employee of a company which is in competition with NCR. You have advised us that from your knowledge of NCR's activities you do not believe that U S WEST is engaged in direct or substantial competition with NCR. We have reviewed our current and future planned activities, products and services and determined that a minor activity in which we are engaged, while economically insubstantial in relation to our primary activities, might be construed as overlapping in a competitive manner with activities of NCR. We have discussed the nature of such activity with two outside legal counsel, both of whom independently concluded, as did we, that the degree of possible competition was so insignificant and indirect and the nature of your duties and responsibilities so far removed from the conduct of such activities as not co constitute direct or substantial competition with NCR and, accordingly, not to justify on any reasonable basis a denial of your benefits by NCR under the Severance Agreement or the Retirement Plan. Nevertheless, in consideration of your agreement to become a U S WEST employee, we agree to indemnify and hold you harmless against any losses, costs and/or liabilities you may incur or suffer (including loss of payments otherwise due to you under the Severance Agreement and the Retirement Plan) which might arise out of or result from the non- competition requirement of the Severance Agreement and the Retirement Plan due to your becoming an employee of U S WEST.

        In the event that NCR seeks to deny payment of any amount to you under the Severance Agreement or the Retirement Plan or to obtain reimbursement from us or from you of any amount paid by NCR to you under the Severance Agreement or Retirement Plan based on an allegation that we are engaged in competition with NCR, then you agree to cooperate fully and assist us, consistent with your ethical obligations, in any and all actions in which we may choose to engage with respect to such actions by NCR, including, without limitation, the commencement of litigation against NCR, by us in our name or at our direction but in your name, to collect any amounts NCR causes not to be paid to you, to contest any effort by NCR to obtain reimbursement of any amounts previously paid to you, or to obtain reimbursement from NCR of any amounts paid by us to you pursuant to this indemnification.
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        As you are aware, U S WEST is subject to a consent decree (the
"Modified Final Judgment" or "MFJ") which divested the Bell System and continues to restrict the types of businesses in which U S WEST may engage. With respect to U S WEST, the MFJ has been modified from time to time, notably by a Civil Enforcement Consent Order ("CECO") in 1989, and an Enforcement Order ("EO") in 1991. You will receive, and are required to review, additional information on MFJ/CECO/EO. Signed certificates of review will be required from you within ten (10) days of hire date to comply with the laws. We have included that material for your review and signature to be returned to us within ten days of your employment (on the payroll).

        Any offer or employment at U S WEST, Inc. is conditioned upon the applicant undergoing and passing pre-employment drug testing, subject to applicable Federal, state, and local law. A consent form is attached for you to sign and return with this letter. Upon receipt, you will be contacted to set up an appointment for the test.

        If you agree with the above terms of employment, please indicate by signing below and returning one original to me in the enclosed envelope.


Sincerely,

/s/ Richard D. McCormick

Richard D. McCormick


Accepted:

Signed: /s/ Charles P. Russ III            Date:     /s/ 5-11-92
       --------------------------               -------------------------
       Charles P. Russ

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